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                                                           OMB APPROVAL
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Calafell                Robert                   C.
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   (Last)                            (First)              (Middle)

    c/o Pacific Gateway Exchange, Inc.
    533 Airport Boulevard, Suite 505
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                                    (Street)

     Burlingame,                    California             94010
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   (City)                            (State)                (Zip)

_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

           October 23, 1998
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Pacific Gateway Exchange, Inc. (NASDAQ: PGEX)
_______________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


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_______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

      October 26, 1998
_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock                             400                         D
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*   If the Form is filed by more than one  Reporting  Person,  see  Instruction
    5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                         (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Option (Right to Buy)    (1)        (1)             Common Stock           20,000        $30.375        D
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Explanation of Responses:
(1)  Options granted pursuant to Company's 1997 Long-Term Incentive Plan.  Such options vest as follows:  5,000 shares vest on
     10/23/99; 1,250 shares vest on 1/23/00; 1,250 shares vest on 4/23/00; 1,250 shares vest on 7/23/00;
     1,250 shares vest on 10/23/00; 1,250 shares vest on 1/23/01; 1,250 shares vest on 4/23/01; 1,250 shares vest on 7/23/01; 1,250 shares vest on 10/23/01; 1,250 shares vest on 1/23/02; 1,250 shares vest on 4/23/02;
     1,250 shares vest on 7/23/02; 1,250 shares vest on 10/23/02.




  /s/ Robert C. Calafell                                   December 2, 1998
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      **Signature of Reporting Person                             Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.


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